Exhibit 99.2

Industry Recognized Marketing Expert Lauren Flaherty Appointed to Xactly’s Board of Directors

CMO of CA Technologies Brings Decades of Marketing Leadership to Top Enterprise Technology Brands

San Jose, Calif. — March 28, 2016 — Xactly (NYSE: XTLY), a leading provider of cloud-based incentive solutions, today announced that Lauren Flaherty has joined its board of directors. Named one of the World’s Best Marketers by B2B Magazine four times, Flaherty has led marketing for some of Silicon Valley’s most well-known companies. Her expertise will be instrumental as Xactly continues to rapidly grow across new markets and geographies.

“When it comes to fully penetrating our market potential, we have a greenfield opportunity. It’s estimated that 85 percent of companies have yet to automate incentive compensation in their business – missing their chance to operate more efficiently and strategically,” said Christopher W. Cabrera, Xactly founder and CEO. “Lauren’s track-record of building creative, dynamic marketing programs for some of the best known public enterprise brands will be invaluable as we continue this next chapter in our growth story.”

Flaherty currently serves as CMO of CA Technologies, where she is responsible for the company’s global marketing strategy, brand development, pipeline operations and demand operations. She also oversees the company’s communication initiatives, including digital, social, executive and internal communications, and media and analyst relations.

“Xactly’s capabilities sit right at the intersection of business strategy and excellence in go-to-market execution. The company is a leader in a category that is growing in strategic importance and I am thrilled to be joining their Board,” said Flaherty.

Prior to CA, Flaherty was CMO of Juniper Networks, where she was brought on board to significantly strengthen and build out the company’s marketing function. In Flaherty’s more than four years at the company, Juniper was elevated to one of the top players in the networking space, and revenue increased by more than one billion dollars.

Before Juniper, Flaherty was CMO for Nortel Networks. She also held top marketing positions at IBM for more than a decade and was a member of the CEO’s senior leadership team.

In addition to being recognized by B2B Magazine, Flaherty’s work has been profiled in several marketing books including Dick Martin’s, Secrets of the Marketing Masters, 2009. In 2010, she was named one of The Most Influential Women in Silicon Valley by the San Jose Business Journal; in 2012, Advertising Age recognized her in the annual Women to Watch issue and in 2015, Lauren was recognized by the National Diversity Council as one of the 50 Most Powerful Woman in Technology.

For a high-resolution headshot of Lauren Flaherty, please click here.

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About Xactly

Xactly is a leading provider of enterprise-class, cloud-based, incentive compensation solutions for employee and sales performance management. We address a critical business need: To incentivize employees and align their behaviors with company goals. Our products allow organizations to make more strategic decisions, increase employee performance, improve margins, and mitigate risk. Our core values are key to our success, and each day we’re committed to upholding them by delivering the best we can to our customers.

©2016 Xactly Corporation. All rights reserved. Xactly, the Xactly logo, and “Inspire Performance” are registered trademarks or trademarks of Xactly Corporation in the United States and/or other countries. All other trademarks are the property of their respective owners.

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